EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Timberline Commences 30,000-Foot Drill Program at South Eureka, Nevada

Campaign to Focus on Expanding Lookout Mountain Resource, Testing Prioritized Targets across 23 Square Mile Land Package

Coeur d’Alene, Idaho – June 21, 2011 – Timberline Resources Corporation (NYSE Amex: TLR; TSX-V: TBR) (“Timberline” or the “Company”) is pleased to report the resumption of exploration and drilling at its South Eureka property.  The program will include a minimum of 30,000 feet of drilling, primarily focused on expanding and upgrading the mineral resource at the Company’s flagship Lookout Mountain Project.  The program will also test several prioritized locations across the 23 square-mile property, ranging from zones known to carry significant gold mineralization to previously untested structural targets.

The South Eureka property is located on the south end of Nevada’s prolific Battle Mountain / Eureka Trend, along strike and a few miles south of Barrick Gold's two-million ounce Archimedes / Ruby Hill mine.  South Eureka features three extensive mineralized trends (Ratto Ridge, Oswego, and Windfall) and includes the advanced-stage Lookout Mountain Project along with a pipeline of earlier-stage projects that feature past gold production, historic gold estimates, and/or mineralized drill intercepts.

Timberline’s Chairman and CEO, Paul Dircksen stated, “Consistent assays and excellent recoveries from our 2010 field season confirmed prior exploration results, strengthening our belief in the potential for near-term development of a low capital, low operating cost, heap-leach gold mine at Lookout Mountain.  We are currently conducting an internal scoping study to further evaluate and assess the economic sensitivities of the project.  We are also expanding our exploration and drilling to other areas of the South Eureka property, many of which have the potential to host additional major gold deposits.”

Lookout Mountain contains sediment-hosted gold mineralization, most of which is amenable to low-cost, heap-leach recovery.  Mineralized intercepts from outside the defined resource zone, drilled by Timberline and prior operators, demonstrate that the deposit remains open along strike and at depth and that in-fill drilling is likely to significantly expand the gold resource.  Timberline's initial NI 43-101 compliant resource estimate at Lookout Mountain was disclosed in our March 21, 2011 press release. (http://www.timberline-resources.com/main.php?page=190&press=144)

The primary focus of the current drill program is to expand and upgrade the NI 43-101 compliant gold resource at Lookout Mountain by drilling along strike on the Ratto Ridge structural trend north toward the Rocky Canyon zone and, especially, south toward the South Adit zone.  Both the Rocky Canyon and South Adit zones have been extensively drilled and contain historic, non-compliant, gold resources.  (See Timberline’s press release dated March 21, 2011 for details.)

The secondary focus for drilling and field exploration at South Eureka is to advance areas of mineralized drill holes and/or past production by prior operators as well as test structural targets not previously drill-tested.  These targets include the west wall of the Lookout Mountain pit and other step-out holes along the Ratto Ridge (west) structural trend as well as various locations on the Oswego (central) and Windfall

(east) structural trends.  Along the Windfall trend, the Paroni, Windfall, and Rustler zones have a combined gold production history exceeding 100,000 ounces and also contain historic, non-compliant, gold resources.

Please see www.timberline-resources.com/main.php?page=194 for detailed maps of Timberline’s South Eureka property.

Paul Dircksen is a Qualified Person as defined by National Instrument 43-101 and has reviewed and approved the technical contents of this release.

About Timberline Resources

Timberline Resources Corporation is exploring and developing advanced-stage gold properties in the western United States.  The Company is primarily focused on the goldfields of Nevada, where it is advancing its flagship Lookout Mountain Project toward a production decision while exploring a pipeline of quality earlier-stage projects at its South Eureka Property and elsewhere.  Timberline also features a 50-percent carried-to-production interest at its Butte Highlands Joint Venture where gold production is slated to commence early in 2012.  Timberline management has a proven track record of discovering economic mineral deposits and developing them into profitable mines.  The Company also holds Timberline Drilling, a wholly-owned subsidiary that provides diamond drilling services and cash flow from underground and surface contract drilling operations.

Timberline is listed on the NYSE Amex where it trades under the symbol "TLR" and on the TSX Venture Exchange where it trades under the symbol "TBR".

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties.  These statements include but are not limited to statements regarding the timing or results of the Company's drill program at Butte Highlands, the timing of assay results from such drilling program being released, the Company's 50/50 joint venture with Highland Mining LLC, the development and production of the Company's Butte Highlands project and South Eureka project, the targeted production date for the Butte Highlands project, targeted dates for the South Eureka technical report and PEA, results of the Company's drilling subsidiaries, possible growth of the Company and the Company's expected operations. When used herein, the words "anticipate," "believe," "estimate," "upcoming," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-K for the year ended September 30, 2010.  Except as required by Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Neither the TSX Venture Exchange nor its Regulation Services Provider (as that term is defined in the policies of the TSX Venture Exchange) accepts responsibility for the adequacy or accuracy of this release.

Contact Information:
Paul Dircksen, CEO
Phone: 208.664.4859

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